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                                                                   EXHIBIT 10.19

                              CONSULTING AGREEMENT


           THIS CONSULTING AGREEMENT (the "Agreement"), dated as of May 1, 1999 is by and between Taconic Partners, L.L.C., a Texas limited liability company ("Taconic"), Richard E. Harrison, a Texas resident ("Harrison") and VSI Enterprises, Inc., a Delaware corporation ("VSI"). Taconic, Harrison and VSI are each sometimes referred to herein as a "Party" and collectively as the "Parties".

SCOPE OF THE ENGAGEMENT: Taconic will provide the services of Harrison to fulfill the role of interim Chief Executive Officer of VSI. Harrison will devote not less than 2 days (16 hours) per week to this engagement. VSI acknowledges that a substantial portion of Harrison's work will be performed at locations other than VSI's corporate headquarters.

COMPENSATION: Taconic will receive a fee equal to $1,600 per day ($200 per hour). Taconic shall provide VSI a weekly time sheet specifying the actual time devoted to this engagement. All fees shall be due and payable upon receipt of the associated invoice. Additionally, Taconic shall receive a lump sum payment of $20,000 for work prior to 5/1/99. Such lump sum payment shall be due and payable at the earlier of July 1, 1999 or upon closing of the debt restructuring agreement with Thomson Kernaghan & Co. Ltd. ("TKC")

STOCK OPTIONS: As additional consideration for this engagement, Taconic shall receive options or warrants for 300,000 of VSI's common shares (the "Shares") with the following terms and conditions:

         -        Strike Price - 5 day average price beginning 5/1/99
         - Vesting - 1/3rd immediately, 1/3rd after 6 months, 1/3rd after 12 months; accelerated vesting upon termination of agreement
         -        Term - 5 years
         - Registration - VSI shall register the shares underlying the option or warrant concurrent with its registration of the shares associated with the TKC debt restructuring. If such restructuring is not completed by August 31, 1999, VSI shall then immediately undertake to register the Shares.

EXPENSES:  VSI shall reimburse Taconic for the following expenses:

         - Harrison's health insurance during term of engagement (approximately $1,500.00 per month)
         - All travel, phone, cell phone and other expenses related to this engagement
         -        Monthly overhead expense ($500.00)

COMMUNICATION: If directed by Harrison, VSI shall provide videoconferencing capabilities at the location specified by Harrison.


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TERMINATION:  The Parties agree to provide a 2 month notice of termination.

INDEMNIFICATION: VSI hereby agrees to indemnify Taconic and Harrison to the fullest extent for any and all corporate matters unless such matter was the result of Harrison's gross negligence or willful misconduct.


AGREED TO AND ACCEPTED
as of the date first written above


TACONIC PARTNERS, L.L.C.


/s/  Richard E. Harrison
-----------------------------------------
By:  Richard E. Harrison, President


VSI ENTERPRISES, INC.


/s/  Judi North
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By:  Judi North, President & CEO


/s/  Richard E. Harrison
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Richard E. Harrison, Individually